Exhibit 99.1


     Eagle Broadband Appoints David Micek as President and Chief Executive
             Officer; Jim Reinhartsen Becomes Chairman of the Board


    HOUSTON--(BUSINESS WIRE)--April 15, 2005--Eagle Broadband (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and communications technology and services, announced today that the company's board of directors has promoted David Micek to the posts of president and chief executive officer effective immediately. Micek, who is currently the company's chief operating officer, will succeed Dave Weisman as CEO. In addition, Jim Reinhartsen, who is currently a member of the company's board of directors, will succeed Dave Weisman as chairman of the board. Weisman will continue to serve as a member of the board of directors.
    Micek brings more than 25 years of senior-level product development, sales, marketing, operations and general management experience to Eagle Broadband. With a proven track record of developing, launching and growing new products into market leaders, he has an established reputation for achieving dominant market share positions for some of the most well-known technology brands. Most recently, Micek was president at Internet search company AltaVista where he led a restructuring and sale of the company's enterprise software business. Before AltaVista, he was president and CEO of wireless networking company Zeus Wireless. Micek was also president and CEO of broadband video applications company iKnowledge. Prior to iKnowledge, he was vice president and general manager at Texas Instruments. Micek holds an MBA from the University of Southern California.
    In announcing the promotion, Jim Reinhartsen, chairman of the board, Eagle Broadband stated, "I believe that I speak for the entire board in saying that David Micek is the ideal person to assume the reins and lead Eagle Broadband forward. He has demonstrated his leadership and management abilities and has had a significant impact across the company in a short amount of time. With a proven track record of building growth companies into market leaders, I am confident that Dave's experience and commitment to success will enable him to drive the company forward, maximize revenue growth and shareholder value."
    Reinhartsen continued, "I would also like to thank Dave Weisman for the significant contributions he made to the company during his tenure. His vision, leadership and dedication helped focus and position the company for success in the broadband services, satellite communications and set-top box markets. We wish him all the best in his future endeavors."
    "I am delighted to assume the president and CEO posts at this exciting time in Eagle Broadband's history," said Dave Micek. "With a strong management team, dedicated staff and industry-leading product offerings such as our IPTVComplete video solution, Media Pro IP set-top boxes and SatMAX non-line-of-sight satellite communications system, I believe the company is extremely well positioned for success. I am excited about the considerable opportunities the company has and I thank the board of directors for their confidence in me."

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced, IP-based broadband bundled services to provide service provider partners with a way to deliver next generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the Media Pro line of HDTV-ready IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable, non-line-of-sight, voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000. (EAGG)

    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband, Inc.
             Investor Relations:
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com